Exhibit 99.1

Blueprint Medicines Reports Strong First Quarter 2024 Results and Raises AYVAKIT®/AYVAKYT® (avapritinib) Full Year Revenue Guidance

-- Achieved $92.5 million in AYVAKIT net product revenues in the first quarter 2024 --

-- Raising guidance to $390 million to $410 million in full year AYVAKIT net product revenues --

-- Strengthening presence in allergy and inflammation with the IND for wild-type KIT inhibitor BLU-808 on track for filing in Q2 --

CAMBRIDGE, Mass., May 2, 2024 – Blueprint Medicines Corporation (Nasdaq: BPMC) today reported financial results, provided a business update for the first quarter ended March 31, 2024, and provided updated financial guidance.

“We delivered another very strong quarter in our launch of AYVAKIT in indolent systemic mastocytosis (ISM) and have entered 2024 in a position of strength with great momentum across all aspects of our business. The first few quarters of a launch are critical in defining the sales trajectory for a product, and our revenue to-date positions us squarely on the path to achieve more than $2 billion in peak sales for AYVAKIT in systemic mastocytosis,” said Kate Haviland, Chief Executive Officer of Blueprint Medicines. “Importantly, our growing revenue also enables us to invest in additional, compelling opportunities across our pipeline, where we can drive longer-term growth. This includes advancing our portfolio focused in allergy and inflammation as we move BLU-808 into the clinic in the second half of this year. I am proud of our team’s strong operational execution against our core value drivers, which enables Blueprint to realize the harmony between our mission of bringing new, innovative medicines to patients and building a robust and thriving business that will create substantial value for our shareholders.”

First Quarter 2024 Highlights and Recent Progress

Mast cell disorders

•	Achieved AYVAKIT net product revenues of $92.5 million for first quarter of 2024, representing more than 135 percent growth year-over-year.
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Presented long-term data from the PIONEER trial of AYVAKIT in ISM, demonstrating durable symptom impact and a well-tolerated safety profile, supporting long-term treatment and consistent with real-world experience observed in the commercial setting. Read the presentation here.

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Presented preclinical data for BLU-808, a highly selective and potent investigational oral wild-type KIT inhibitor with best-in-class potential, for chronic urticaria and other mast cell disorders. BLU-808 treatment led to dose-dependent inhibition and depletion of mast cells in multiple in vivo studies, and also improved lung function in an ovalbumin-induced asthma model. Based on these data, Blueprint is on track to submit an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) for BLU-808 in the second quarter of 2024 to enable the initiation of a Phase 1 study in healthy volunteers. Read the presentation here.

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Highlighted Blueprint’s strategy to leverage the company’s proven expertise in developing mast cell-targeted therapies to address large medical needs in allergy and inflammation. The company plans to host additional educational webcasts highlighting the evolving science around Blueprint’s portfolio strategy in the future. Watch the replay here.

HR+/HER2- breast cancer

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Advanced the development of BLU-222, an oral, potent, and selective CDK2 inhibitor in combination with ribociclib and fulvestrant in patients with HR+/HER2- breast cancer, with plans to present the first positive combination safety data with signal of early clinical activity for a CDK2 inhibitor in combination with an approved CDK4/6 inhibitor at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting.

Corporate

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Announced that Rigel Pharmaceuticals, Inc. is purchasing the U.S. rights to research, develop, manufacture, and commercialize GAVRETO® (pralsetinib), which allows continuity of patient access to GAVRETO in the U.S.

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Published third annual Sustainability Report, highlighting Blueprint’s 2023 progress on environmental, social, and governance (ESG) initiatives and strategy and reflecting the results of a materiality assessment to focus our strategy on the most important ESG topics for the company and shareholders. Read the report here.

2024 Financial Guidance

Blueprint Medicines now anticipates approximately $390 million to $410 million in global AYVAKIT net product revenues for all approved indications in 2024, an increase from the previous range of $360 million to $390 million. This updated guidance reflects continued execution in the global launch for ISM, as well as a stronger than anticipated first quarter. The company continues to expect that full-year operating expenses and cash burn will decline in 2024 as compared to 2023, and that its existing cash, cash equivalents and investments, together with anticipated future product revenues, will enable the company to maintain a durable capital position to achieve a self-sustainable financial profile.

Key Upcoming Milestones

The company plans to achieve the following remaining milestones in the first half of 2024:

Mast cell disorders

•	Submit an IND to FDA for BLU-808 in the second quarter of 2024 to enable the initiation of a Phase 1 study in healthy volunteers.

HR+/HER2- breast cancer

•	Present data for BLU-222 in combination with ribociclib and fulvestrant for HR+/HER2- breast cancer at the 2024 ASCO Annual Meeting.
•	Continue ongoing strategic business development discussions.

First Quarter 2024 Results

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Revenues: Revenues were $96.1 million for the first quarter of 2024, including $92.5 million of net product revenues from sales of AYVAKIT/AYVAKYT and $3.6 million in collaboration revenues. Blueprint Medicines recorded revenues of $63.3 million in the first quarter of 2023, including $39.1 million of net product revenues from sales of AYVAKIT/AYVAKIT and $24.2 million in collaboration revenues.

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Cost of Sales: Cost of sales was $3.2 million for the first quarter of 2024, as compared to $3.2 million for the first quarter of 2023. The relatively flat cost of sales was primarily attributed to the increased sales of lower cost dosages of AYVAKIT/AYVAKIT.

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R&D Expenses: Research and development expenses were $88.2 million for the first quarter of 2024, as compared to $112.1 million for the first quarter of 2023. This decrease was primarily due to operational efficiency across our portfolio as we execute across our top priority programs and the timing of manufacturing of clinical trial materials. Research and development expenses included $10.9 million in stock-based compensation expenses for the first quarter of 2024.

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SG&A Expenses: Selling, general and administrative expenses were $83.6 million for the first quarter of 2024, as compared to $71.0 million for the first quarter of 2023. This increase was primarily due to an increase in activities related to the commercialization of AYVAKIT/AYVAKYT. Selling, general, and administrative expenses included $13.4 million in stock-based compensation expenses for the first quarter of 2024.

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Net Income (Loss): Net income was $89.1 million for the first quarter of 2024, as compared to a net loss of $129.6 million for the first quarter of 2023. The net income was primarily driven by a one-time non-cash debt extinguishment gain of $173.7 million recorded in connection with the Royalty Pharma termination agreement in the first quarter of 2024.

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Cash Position: As of March 31, 2024, cash, cash equivalents and investments were $735.6 million, as compared to $767.2 million as of December 31, 2023. Blueprint Medicine’s cash and investments provide a durable capital position which enables the company to reach a self-sustainable profile.

Conference Call Information

Blueprint Medicines will host a live conference call and webcast at 8:00 a.m. ET today to discuss first quarter 2024 financial results and recent business activities. The conference call may be accessed by dialing 833-470-1428 (domestic) or 404-975-4839 (international), and referring to conference ID 186292. A webcast of the call will also be available under “Events and Presentations” in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com/. The archived webcast will be available on Blueprint Medicines’ website approximately two hours after the conference call and will be available for 30 days following the call.

Upcoming Investor Conferences

Blueprint Medicines will participate in two upcoming investor conferences:

•	Citizens JMP Life Sciences Conference on Monday, May 13, 2024 at 10:00 am ET.
•	Goldman Sachs 45th Annual Global Healthcare Conference on Monday, June 10, 2024 at 10:40 am ET.

A live webcast of the fireside discussions will be available under “Events and Presentations” in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com. A replay of the webcasts will be archived on the Blueprint Medicines website for 30 days following the events.

About Blueprint Medicines

Blueprint Medicines is a global, fully integrated biopharmaceutical company that invents life-changing medicines. We seek to alleviate human suffering by solving important medical problems in two core focus areas: allergy/inflammation and oncology/hematology. Our approach begins by targeting the root causes of disease, using deep scientific knowledge in our core focus areas and drug discovery expertise across multiple therapeutic modalities. We have a track record of success with two approved medicines, including AYVAKIT®/AYVAKYT® (avapritinib) which we are bringing to patients with systemic mastocytosis (SM) in the U.S. and Europe. Leveraging our established research, development, and commercial capability and infrastructure, we now aim to significantly scale our impact by advancing a broad pipeline of programs ranging from early science to advanced clinical trials in mast cell diseases including SM and chronic urticaria, breast cancer and other solid tumors. For more information, visit www.BlueprintMedicines.com and follow us on X (formerly Twitter; @BlueprintMeds) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans, strategies, timelines and expectations for Blueprint Medicines’ operations, including its expectations for growth in 2024; statements regarding our current or future approved drugs and drug candidates and operations, including AYVAKIT’s potential as a greater than $2 billion product, plans to advance our portfolio by targeting additional allergic-inflammatory diseases driven by mast cells, plans to submit an investigational new drug application for BLU-808 and present combination dose escalation data for BLU-222 in combination with ribociclib and fulvestrant in patients HR+/HER2- breast cancer at ASCO; expectations related to the markets for our current or future approved drugs and drug candidates; the potential benefits of any of our current or future approved drugs or drug candidates in treating patients; and our financial performance, strategy, goals and anticipated milestones, business plans and focus, including expectations regarding our revenue ramp, continued decline in operating expenses and cash burn and potential profitability. The words “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: the risk of delay of any current or planned clinical trials or the development of Blueprint Medicines’ current or future drug candidates; risks related to Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; preclinical and clinical results for Blueprint Medicines’ drug candidates may not support further development of such drug candidates either as monotherapies or in combination with other agents or may impact the anticipated timing of data or regulatory submissions; the timing of the initiation of clinical trials and trial cohorts at clinical trial sites and patient enrollment rates may be delayed or slower than anticipated; actions of regulatory agencies may affect the initiation, timing and progress of clinical trials; risks related to Blueprint Medicines’ ability to obtain, maintain and enforce patent and other intellectual property protection for its products and current or future drug candidates it is developing; the success of Blueprint Medicines’ current and future collaborations, financing arrangements, partnerships or licensing arrangements; and the accuracy of our estimates of revenues, expenses and capital requirements. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Trademarks

Blueprint Medicines, AYVAKIT, AYVAKYT and associated logos are trademarks of Blueprint Medicines Corporation. GAVRETO and associated logos are trademarks of Blueprint Medicines Corporation outside of the United States.

Blueprint Medicines Corporation

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2024	2023
Cash, cash equivalents and investments	$735,604	$767,171
Working capital (1)	569,999	593,470
Total assets	1,038,475	1,049,250
Deferred revenue (2)	11,886	5,604
Liability related to the sale of future royalties and revenues (2)	267,819	441,625
Term loan (2)	239,385	238,813
Total liabilities	727,788	918,641
Total stockholders’ equity	310,687	130,609

(1)    Blueprint Medicines defines working capital as current assets less current liabilities.

(2)	Includes both current and long-term portions of the balance.

Blueprint Medicines Corporation

Condensed Consolidated Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Product revenue, net	$92,525	$39,069
Collaboration revenue	3,591	24,218
Total revenues	96,116	63,287
Cost and operating expenses:
Cost of sales	3,191	3,175
Collaboration loss sharing	—	1,296
Research and development	88,191	112,073
Selling, general and administrative	83,557	70,950
Total cost and operating expenses	174,939	187,494
Other income (expense):
Interest income (expense), net	(5,895)	(5,819)
Other income, net	376	986
Debt extinguishment gain	173,658	—
Total other income (expense), net	168,139	(4,833)
Income (Loss) before income taxes	89,316	(129,040)
Income tax expense	180	520
Net income (loss)	$89,136	$(129,560)
Net income (loss) per share — basic	$1.45	$(2.15)
Net income (loss) per share — diluted	$1.40	$(2.15)
Weighted-average number of common shares used in net income (loss) per share — basic	61,580	60,126
Weighted-average number of common shares used in net income (loss) per share —diluted	63,802	60,126

Media Contact

Andrew Law

617-844-8205

media@blueprintmedicines.com

Investor Contact

Jenna Cohen

857-209-3147

ir@blueprintmedicines.com